Exhibit 99.2

Under Armour: Second Quarter 2009 Earnings Call (Brad Dickerson)

Thanks, David. With Kevin and David having taken you through some highlights and strategies for our business, I would now like to spend some time on our second quarter financial results.

This quarter illustrates the financial discipline we have developed within the organization. We managed our costs effectively, continued to invest in critical areas of our business, and strengthened our balance sheet. These are all keys to putting us on a path to drive long-term value creation.

Our net revenues for the second quarter of 2009 increased 5% to $164.6 million. Year-to-date, net revenues are up 16% to $364.6 million. Apparel net revenues increased 16% during the quarter, bringing our year-to-date growth rate in apparel to 8%.

As mentioned earlier, the Training footwear business was planned down in 2009 with the addition of Running footwear. During the second quarter of 2009, we anniversaried our May 2008 trainer launch, which as anticipated, offset much of the growth in other areas. As a result, footwear net revenues decreased year-over-year in the second quarter. For the first six months of 2009, footwear revenues were up 51%.

Second quarter gross margins were 45.1% compared with 45.3% in the prior year’s quarter. There were several puts and takes that impacted gross margin.

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First, in order to prudently manage our excess inventory, we increased our apparel liquidations sales above historical rates, impacting our year-over-year gross margin. These liquidation sales still represent a very small portion of revenues and allow us to profitably sell excess apparel inventory while helping to free up working capital, which we feel is important in the current environment.

•	In addition, as David discussed earlier, with more visibility to our running footwear performance, we increased our reserves for footwear allowances and returns in the second quarter.

•	Finally, these items were offset by improvements in apparel product margins as well as the strong net revenue growth in our higher margin direct-to-consumer business.

Similar to the proficiency we have achieved in apparel, we believe that experience gained in newer businesses such as footwear as well as optimization of product engineering and sourcing will allow us to offset some of these factors long-term.

SG&A as a percentage of net revenues decreased to 43.0% in the second quarter of 2009 compared with 43.2% in the prior year’s period. As a percentage of net revenues, marketing declined to 12.9% in the second quarter compared with 14.4% in the prior year. Partially offsetting this were selling expenses which deleveraged due to the continued expansion of our direct to consumer channel.

Operating income during the second quarter increased 3% to $3.4 million compared with $3.3 million in the prior year.

Our effective income tax rate in the second quarter was 40.9% compared with 44.7% in the second quarter of 2008 due to certain one-time items recorded during the current year quarter. We are projecting our annual 2009 effective tax rate to be approximately 100 basis points improved from our 2008 effective tax rate of 45.3%.

Our resulting net income in the second quarter rose 5% to $1.4 million. Second quarter diluted earnings per share remained at $0.03.

Year to date our EPS is $0.11 compared to $0.08 in the prior year. Please note the Company adopted a mandatory EPS accounting rule in 2009, which retroactively reduced our EPS for the first six months of 2008 from $0.09, as reported last year, to $0.08.

Our balance sheet continues to strengthen and our efforts to protect our liquidity are paying off. Total cash and cash equivalents at quarter-end increased $66.2 million to $79.5 million compared with $13.3 million at June 30, 2008. Cash, net of debt, increased to $59.2 million at quarter-end compared with net debt of $16.3 million at June 30, 2008. We currently have no borrowings outstanding on our $200 million credit facility.

Net accounts receivable decreased 17% on a year-over-year basis, which was significantly below our net revenue growth for the quarter. In addition to the strong performance of our collections team, part of the improvement in A/R came from the higher mix of direct-to-consumer sales and a year-over-year increase in the allowance for doubtful accounts.

Inventory at quarter-end decreased 1.4% to $181.4 million compared with $183.9 million at June 30, 2008. In addition to improved inventory management processes, our inventory balance at quarter end benefited from the apparel liquidation sales mentioned earlier, strong performance of our outlet stores and an increased level of direct shipments related to footwear. We expect our inventory growth to be below revenue growth in the 4th quarter of 2009.

We are pleased with the stabilization of our inventory growth over the past several quarters, but longer term, we will continue to strive for improved inventory turns to strengthen our cash position and working capital.

Our investment in capital expenditures in the second quarter was $4.5 million, bringing our year-to-date cap-ex investment to $13.2 million. We continue to anticipate 2009 cap-ex to be in the range of $30-$35 million, below the $41 million invested in 2008.

Summing up the balance sheet, invested capital net of cash decreased year-over-year while we still achieved double digit top line growth for the first half. This is another indication of our improved inventory management and points to the opportunities in our balance sheet for greater efficiency.

We now have improved visibility to our business, and as such, we would like to provide an initial outlook for 2009. It is important to note that we remain cautious on the remainder of the year, and our outlook assumes that there is neither a material improvement or deterioration in consumer spending trends.

With a great deal of back half consumer activity centered on the upcoming back-to-school and holiday seasons, much remains to be seen. However, with our current level of bookings and trends in our at-once business, we are estimating full year net revenues of approximately $810 million in 2009. In addition, as discussed last quarter, we do not anticipate back half revenues in 2009 to be as heavily skewed towards the third quarter as they were in 2008.

Full year gross margins are anticipated to be down year-over-year due to a number of factors:

•	First, a majority of our top line growth is anticipated to come from our lower margin footwear business in 2009

•	Second, as discussed earlier, we are recognizing a higher amount of reserves year-over-year related to our running footwear

•	And third, there is the impact of the increased apparel liquidation sales to third parties

Apparel liquidation and anticipated footwear reserves will have a pronounced impact on third quarter gross margins. However, assuming continued strength in our direct-to-consumer business, fourth quarter gross margins are expected to be at least flat year-over-year.

We are still planning 2009 SG&A dollars to grow in the low-teens on a percentage basis year-over-year and do not anticipate any significant change in the timing of our SG&A spend as compared to 2008. For the full year, we continue to expect to invest in marketing in the range of 12% to 13% of net revenues.

Based on our current top line projections, gross margin direction and planned SG&A, diluted EPS for the full year 2009 is currently expected to be $0.80 to $0.82.

We maintain a cautious view on the consumer spending environment, and we will continue to focus on effective cost management and liquidity. Combining such diligence with powerful brand equity and a compelling growth platform will strengthen our ability to be a growth company balanced with greater profitability.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to forecast and manage our growth effectively; our ability to effectively develop and launch new or updated products; our ability to accurately forecast consumer demand for our products; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.